Exhibit 10.32
December 28, 2025
Jon Stonehouse
[***]
[***]
Dear Mr. Stonehouse:
We would like to thank you for your service to BioCryst Pharmaceuticals, Inc. (the “Company”) as Chief Executive Officer. Pursuant to your notification on July 25, 2025 of your intent to retire from this position effective as of December 31, 2025 (the “Separation Date”), we are providing this letter (this “Letter”) to confirm the terms of your separation from the Company and your ongoing service as a non-employee director.
This letter is to confirm that upon your Separation Date you will receive:
•Your final wages, less required withholdings and deductions, promptly following the Separation Date;
•Any benefits which are already vested as of the Separation Date under any Company 401(k), pension or other retirement plan, for which you shall remain fully entitled to in accordance with the terms of the applicable plan;
•Compensation pursuant to the Company’s Non-Employee Director Compensation Policy, as in effect from time to time, during the term of your service on the Board of Directors of the Company; and
•Continued vesting and exercisability of your outstanding equity awards pursuant to the terms set forth in the Company’s Equity Award Retirement Policy, Stock Incentive Plan, the Compensation Committee’s unanimous written consent dated December 27, 2025, and the applicable award agreements. For the avoidance of doubt, your retirement shall constitute a qualifying retirement under the Equity Award Retirement Policy.
In addition, the Compensation Committee has approved certain other compensation and benefits as described below. If you execute this Letter by January 18, 2026 and do not revoke this Letter in accordance with the “Consideration Period and Revocation” provision below, you will be entitled to receive:
•Your payout pursuant to the Company’s Annual Incentive Plan for 2025 and based on the actual achievement of the performance objectives, subject to legally required withholdings and deductions.
•Subject to your timely election for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the premiums for your and your dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (i) 18 months following the Separation Date or (i) the expiration of your rights under COBRA.

Other than the benefits and other amounts and payments set forth in this Letter, you are not eligible for, and will not receive, any other compensation or benefit following the Separation Date in connection with your service as Chief Executive Officer of the Company.
Release of Claims
In connection with your retirement and as consideration for the payments contingent upon the execution of this Letter, you, on behalf of yourself, your heirs, executors, administrators, successors, and assigns, hereby agree to forever waive and release the Company, each of its past or current affiliates, and the past or current divisions, officers, shareholders, directors, employees, agents, insurers, predecessors, successors, and assigns of the Company, and all persons acting by, through, under or in concert with any of them (collectively, “Released Parties”), from liability for, and you hereby waive, any and all claims, damages, or causes of action of any kind related to your ownership of any interest in any Released Party, your employment with any Released Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that you execute this Letter, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination, anti-harassment or anti-retaliation law, regulation or ordinance, including the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) North Carolina Employment Practices Act (NCEPA), the Retaliatory Employment Discrimination Act (REDA), the Persons with Disabilities Protection Act (PDPA), and the Hazardous Chemicals Right to Know Act; (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any and all rights, benefits or claims you may have under any employment contract, incentive compensation plan or equity-based plan with any Released Party (including the employment letter agreement between you and the Company); (iii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement; and (iv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to any of the foregoing (collectively, the “Released Claims”). This Letter is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, you are simply agreeing that, in exchange for any consideration received by you pursuant to the foregoing, any and all potential claims of this nature that you may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
The waiver and release in this Letter (the “Release”) does not apply to those rights which as a matter of law cannot be waived. You understand that nothing in the Release shall preclude you from filing (i) any claim that arises after the date you sign this Letter; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA; (iii) any claim for breach of, or otherwise arising out of, this Letter; (iv) any claims under the North Carolina Wage and Hour Act; (v) any claims related to workers’ compensation or unemployment benefits; and (vi) any claim for indemnification under the Company’s bylaws.
Further notwithstanding this release of liability, nothing in this Letter prevents you from filing any non-legally waivable claim (including a challenge to the validity of this Letter) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, you understand and agree that you are waiving any and all rights to recover any monetary or personal relief from a Released Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Letter prohibits or restricts you from (A) filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”), (B) reporting violations of U.S. federal or state laws or regulations to a Government Agency, (C) making disclosures that are protected under U.S. federal and state whistleblower laws and regulations or (D) accepting any monetary reward in connection therewith. Nothing herein shall prevent you from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that you have reason to believe is unlawful.
You hereby represent that you do not have pending against the Released Parties any claim, charge, or action in or within any federal, state, or local court, or administrative agency and you have not made any assignment, sale, delivery, transfer or conveyance of any rights you have asserted or may have against any of the Released Parties with respect to any Released Claim. You will not sue Released Parties on any Released Claims or join as a party with others who may sue Released Parties on any Released Claims. If you do not abide by this provision, you agree that such action may be immediately dismissed as to you by the court, and you will indemnify the Released Parties for all expenses and attorneys’ fees that they incur in obtaining such dismissal.
You agree that you understand all the terms of this Letter. You are executing this Letter voluntarily with full knowledge of its significance and you specifically agree and acknowledge that: (i) no promise or inducement for this Letter has been made except as set forth in this Letter; (ii) this Letter is executed by you without reliance upon any statement or representation by the Company except as set forth herein; (iii) you are legally competent to execute this Letter and to accept full responsibility therefore; (iv) you are receiving, pursuant to this Letter, consideration in addition to anything of value to which you are already entitled; (v) no Released Party has provided any tax or legal advice regarding this Letter and you enter this Letter without any reliance on any tax or legal advice from the Released Parties; (vi) you have carefully read and fully understand all of the provisions of this Letter; and (vii) no fact, evidence, event, or transaction currently unknown to you but which may hereafter become known to you shall affect in any manner the final and unconditional nature of the Release.

Consideration Period and Revocation
So that you can review this Letter as you deem appropriate, the Company advises you as follows: (i) this Letter does not waive any rights or claims that may arise after it is signed by you; (ii) you will have at least 21 days to consider this Letter (“Consideration Period”), although you may sign it sooner than that if you so desire, and any changes made since first receiving this Letter are not material and/or were made at your request and will not restart the Consideration Period; (iii) the Company hereby advises you in writing to consult with an attorney before signing this Letter; and (iv) you also retain the right to revoke this Letter at any time during the seven-day period following your signing of the Letter by providing notice of such verification to me at [***] by 11:59 pm ET on the last day of such revocation period. This Letter shall not become effective or enforceable until such seven-day period has expired.
Miscellaneous
This Letter is made and shall be governed by and construed in accordance with the laws of the State of North Carolina without respect to its conflicts of law principles. Any term or provision of this Letter (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.
If the terms of this Letter are acceptable to you, please date and sign this Letter below and return it to me at [***] by 5:00 pm ET on January 18, 2026.
Sincerely,
BIOCRYST PHARMACEUTICALS, INC.

/s/ Alane Barnes
Alane Barnes
Chief Legal Officer
I HAVE READ, UNDERSTAND AND VOLUNTARILY AGREE TO THE ABOVE:

/s/ Jon Stonehouse
Jon Stonehouse
Date:    December 29, 2025
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